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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  John Franklin
          212.484.7693


                 COLOR SPOT NURSERIES 4Q FINANCIAL PERFORMANCE
                           WILL NOT MEET EXPECTATIONS

        MARION ANTONINI TO JOIN BOARD AS CHAIRMAN OF EXECUTIVE COMMITTEE

PLEASANT HILL, California, July 8, 1998 -- Color Spot Nurseries today said that its fiscal fourth quarter results would not meet expectations. The earnings shortfall is attributable to the Company's Western Division, which encompasses California, the Pacific Northwest, and parts of Utah, Arizona and Nevada. This division continued to incur sales shortfalls -- which resulted in the write-off of perishable bedding plant inventory -- largely due to the ongoing effects of El Nino. In addition, the Company experienced higher-than-anticipated production costs, partly due to additional labor costs incurred in handling the disposal of excess inventory.

Michael Vukelich, Chairman and CEO of Color Spot Nurseries, Inc., said:
"Although we are disappointed with Color Spot's year-to-date financial results, we are pleased with the continued strength of the Company's fundamentals, including its customer relationships and its sales and merchandising programs. On an additional positive note, Color Spot's southwest Division met its sales plan and continues to be a strong contributor to the Company. We are optimistic that the strategies being developed to address the issues that affected the Company during the last fiscal year will help us achieve improved performance going forward. Color Spot continues to be the market-share leader in its core segments and geographic territories as the largest wholesale nursery operation in the US."

Color Spot also announced that Marion Antonini, the former CEO of Welbilt Corporation and a principal of Kohlberg & Co., which owns a majority interest in Color Spot, has been appointed to the Company's Board of Directors as Chairman of the Executive Committee. Mr. Antonini is a veteran operations executive during whose seven-year tenure Welbilt attained the foremost position in the commercial food-service equipment industry. Prior to that, Mr. Antonini served as a member of the senior management team at Xerox as well as the Jeep Corporation. Mr. Antonini currently serves on the Boards of four other companies: Engelhard Corporation, Vulcan Materials Inc., Scientific Atlanta Inc., and TurboChef Inc.

Separately, the Company said that, because of health-related reasons, Jerry Halamuda, who has been serving as President and COO of Color Spot, is resigning those positions to become Vice-Chairman of the Board. Mr. Halamuda's duties will be assumed on an interim basis by Mr. Vukelich.



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Color Spot is the largest wholesale nursery in the United States, based on revenue and greenhouse square footage. The Company provides a wide assortment of high-quality plants as well as extensive merchandising services primarily to leading home centers and mass merchants, such as Home Depot, Home Base, Wal-Mart and Kmart. The Company distributes products to over 850 retail and commercial customers, representing over 8,000 locations, primarily in the western and southwestern regions of the United States.



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